EXHIBIT 99.6

ACQUISITION OF FEREX CORPORATION


(June 1, 1998)  ENGLEWOOD, Colorado -  Recycling Industries, Inc., (NASDAQ-NMS:
RECY), a company engaged in the acquisition, consolidation, and operation of metals recycling companies today announced that it has completed the acquisition of the stock of Ferex Corporation headquartered in Tyler, TX, as previously announced April 7,1998.


The Ferex Corporation processes ferrous and non-ferrous material and is one of the largest metal aggregators and operators in the mobile car crushing industry. Recycling efforts are conducted through two wholly owned subsidiaries, K&L Auto Recycling, Inc. and Ferex Metals Recycling, Inc. Ferex Corporation operates 16 scrap collection and processing yards in Texas, Oklahoma, and Arkansas. It utilizes 6 mobile crushers that operate in a six state geographic region:
Arkansas, Kansas, Missouri, Nebraska, Oklahoma, and Texas. Ferex operates one non-ferrous shredder and one non-ferrous wire chopper. With the completion of this acquisition, Recycling Industries owns and operates 40 facilities in 12 states.


Tom Wiens, Chairman and CEO of Recycling Industries, said, "The acquisition of Ferex Corporation will allow our facilities to operate more efficiently by working closer with our customers and gaining better access to the supply stream of materials to our current processing operations. The excellent transportation network of Ferex will also allow utilization of our existing processing capacity to be increased. We are excited and pleased to have Ferex join our growing family of recycling companies."


Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition, financing, and integration, of metals recycling companies. Based in Englewood, Colorado, Recycling Industries owns and operates metals processing facilities in

Arkansas, Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Oklahoma, Texas, Virginia, and Wisconsin.


The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.